                                                                   EXHIBIT 10(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 25 to Registration Statement No. 33-43773 of Merrill Lynch Life Variable Annuity Separate Account A on Form N-4 of our reports on (i) Merrill Lynch Life Insurance Company dated March 1, 2004, and (ii) Merrill Lynch Life Variable Annuity Separate Account A dated March 5, 2004, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
April 23, 2004